Exhibit 99.1

Company Press Release

First Bancorp of Indiana, Inc. Announces Financial Results

EVANSVILLE, Ind., October 27, 2006. First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank reported net earnings of $174,000 for the quarter ended September 30, 2006, compared to $246,000 for the same quarter last year. A flattening, and ultimately inverting, of the yield curve over the course of the past twelve months further compressed the net interest margin. In addition, noninterest expenses increased moderately between the comparative quarters due to expenses associated with the new corporate headquarters.

First quarter earnings represented 11 cents per average outstanding share (diluted) compared to 16 cents for the quarter ended September 30, 2005. The company repurchased 55,748 shares of common stock during the intervening twelve months ended September 30, 2006, and 21,600 option shares were exercised. These transactions resulted in 1,552,643 shares outstanding at September 30, 2006. The Company's board of directors paid a semiannual dividend of 30 cents per outstanding share during the most recent quarter, unchanged from the same period in fiscal 2006.

As announced previously, First Bancorp completed its acquisition of Home Building Bancorp, Inc., effective October 1, 2006. Home Building Bancorp was the parent company for Home Building Savings Bank, a federally-charted thrift institution with offices in Washington, Indiana and Petersburg, Indiana.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-492-8100.

First Bancorp of Indiana, Inc. Consolidated Financial Highlights (in thousands)

	9/30/2006	6/30/2006
Selected Balance Sheet Data:	(unaudited)
Total assets	304,894	294,551
Investment securities	34,432	34,076
Mortgage-backed securities	35,249	36,645
Loans receivable, net	191,059	186,752
Deposit accounts	200,547	189,341
Long-term debt	71,000	73,000
Equity capital	28,594	28,206

	Three months ended September 30,
	2006	2005
Operating Results:	(unaudited)	(unaudited)
Interest income	4,051	3,288
Interest expense	2,439	1,622
Net interest income	1,612	1,666
Provision for loan losses	95	75
Net interest income after provision	1,517	1,591
Noninterest income	501	517
Noninterest expense	1,800	1,723
Income before income taxes and cumulative
effect of a change in accounting principle	218	385
Income taxes	44	139
Net income	174	246

	At or for the three months ended September 30,
Selected Financial Ratios:	2006	2005
Performance Ratios:	(unaudited)	(unaudited)
Return on average assets	0.23%	0.36%
Return on average equity	2.47%	3.34%
Basic earnings per share	0.12	0.16
Diluted earnings per share	0.11	0.16
Interest rate spread	2.32%	2.57%
Net interest margin	2.38%	2.68%
Other expenses as a % of average total assets	2.42%	2.54%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.53%	0.29%
Nonperforming assets as a % of total assets	0.33%	0.18%
Allowance for loan losses as a % of total loans	0.47%	0.48%
Allowance for loan losses as a %
of nonperforming loans	89.75%	168.70%

For further information:
Michael H. Head President & CEO
(812) 492-8100